                                                                     Exhibit 99j

                         Consent of Independent Auditors

We consent to the reference to our firm under the captions "Financial Highlights" and "Other Service Providers" and to the use of our report on the American AAdvantage Money Market Select Fund and American AAdvantage U.S. Government Money Market Select Fund dated February 13, 2004 in the Registration Statement (Form N-1A) of the American AAdvantage Select Funds and its incorporation by reference in the related Prospectuses and Statements of Additional Information, filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 6 to the Registration Statement under the Securities Act of 1933 (File No. 333-88343) and in this Amendment No. 6 to the Registration Statement under the Investment Company Act of 1940 (File No. 811-09603).



                                       /s/ Ernst & Young LLP


Chicago, Illinois
February 29, 2004